PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 43 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                       Dated March 5, 2004
                                                                 Rule 424(b)(3)

                                  $14,375,000

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------

                     Equity Linked Notes due March 31, 2009
                   Based on the Value of the S&P 500(R)Index


Unlike ordinary debt securities, the notes do not pay interest and do not guarantee full return of principal at maturity. Instead, the notes will pay at maturity, for each $1,000 principal amount of notes, $950 plus a supplemental redemption amount, if any, based on the performance of the S&P 500(R) Index over the term of the notes, as described in this pricing supplement. In no event, however, will the payment at maturity be less than $950, which we refer to as the minimum payment amount.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o    The minimum payment amount for each note at maturity is $950.

o At maturity, you will receive, for each $1,000 principal amount of notes, the minimum payment amount plus a supplemental redemption amount, if any, equal to the product of (i) $1,000 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate, which is equal to 90%.

     o The initial index value will equal 1156.86, the closing value of the S&P 500 Index on March 5, 2004, the day we offered the notes for initial sale to the public.

     o The final index value will equal the closing value of the S&P 500 Index on the second scheduled trading day prior to the maturity date, which we refer to as the determination date.

o If the final index value of the S&P 500 Index is less than or equal to the initial index value, you will receive only the minimum payment amount of $950 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

o    The notes will not be listed on any securities exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                        --------------------------------
                             PRICE $1,000 PER NOTE
                        --------------------------------


                                   Price to        Agent's        Proceeds to
                                    Public       Commissions        Company
                                  -----------   -------------   ---------------
Per note.........................    $1,000          $20              $980
Total............................ $14,375,000     $287,500        $14,087,500



                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the S&P 500 Index. These notes combine features of debt and equity by offering at maturity repayment of 95% of the issue price and the opportunity to participate in the upside potential of the underlying S&P 500 Index.

     "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.


Each note costs $1,000      We, Morgan Stanley, are offering you Equity Linked
                            Notes due March 31, 2009 Based on the Value of the
                            S&P 500 Index, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

Payment at Maturity         Unlike ordinary debt securities, the notes do not
                            pay interest and do not guarantee full return of principal at maturity. Instead, at maturity, you will receive, for each $1,000 principal amount of notes, the minimum payment amount of $950, plus a supplemental redemption amount if the final index value of the S&P 500 Index is greater than the initial index value. The initial index value is 1156.86, the closing value of the S&P 500 Index on March 5, 2004, the day we offered the notes for initial sale to the public. The final index value will be the closing value of the S&P 500 Index on the second scheduled trading day prior to the maturity date, which we refer to as the determination date. In no event, however, will the payment at maturity be less than $950, the minimum payment amount.

                                           Minimum Payment

                            At maturity, we will pay you at least $950, plus
                            the supplemental redemption
95% Principal Protection    amount, if any.

                                   The Supplemental Redemption Amount

                            The supplemental redemption amount will be equal to the product of (i) $1,000 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate, which is equal to 90%. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                              Supplemental                   (Final Index Value - Initial Index Value)
                               Redemption         = $1,000 x ----------------------------------------- x 90%
                                 Amount                                Initial Index Value

                            where,

                            Initial Index Value =   1156.86, the closing value
                                                    of the S&P 500 Index on
                                                    March 5, 2004, the day we
                                                    offered the notes for
                                                    initial sale to the public

                            Final Index Value =     the closing value of the
                                                    S&P 500 Index on the second
                                                    scheduled trading day prior
                                                    to the maturity date, which
                                                    we refer to as the
                                                    determination date

                            If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the minimum payment amount of $950 for each $1,000 principal amount of notes that you hold and will not receive any supplemental redemption amount.

                            If the final index value does not exceed the initial index value by at least 5.56%, you will receive less than the full issue price at maturity.

                            You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the        We have appointed our affiliate, Morgan Stanley &
calculation agent           Co. Incorporated, which we refer to as MS & Co., to
                            act as calculation agent for JPMorgan Chase Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the final index value, the percentage change in the S&P 500 Index and the supplemental redemption amount, if any, you will receive at maturity.

We intend to treat the      We intend to treat the notes as "contingent payment
notes as contingent         debt instruments" for U.S. federal income tax
payment debt instruments    purposes, as described in the section of this
for U.S. federal income     pricing supplement called "Description of
tax purposes.               Notes--United States Federal Income Taxation."
                            Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called
                            "Description of Notes--United States Federal Income
                            Taxation" and the sections called "United States
                            Federal Taxation--Notes--Notes Linked to Commodity
                            Prices, Single Securities, Baskets of Securities or
                            Indices" and "United States Federal
                            Taxation--Backup Withholding" in the accompanying prospectus supplement. If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United
                            States Federal Income Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Where you can find more     The notes are senior notes issued as part of our
information on the notes    Series C medium-term note program. You can find a
                            general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and " --Notes Linked to
                            Commodity Prices, Single Securities, Baskets of
                            Securities or Indices."

                            Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us             You may contact your local Morgan Stanley branch
                            office or our principal executive offices at 1585
                            Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final index value is greater than the initial index value, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the minimum payment amount of $950. The supplemental redemption amount will be calculated on the determination date and is equal to the product of (i) $1,000 times (ii) the S&P 500 Index percent change (as defined below) times (iii) the participation rate.

     Presented below is an example showing how the payout on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payouts on the notes.

Example:
The final index value is 50% greater than the initial index value.

Initial Index Value:         1000
Final Index Value:           1500

     Supplemental Redemption            1500 - 1000
     Amount per note         = $1,000 x ----------- x 90% = $450
                                           1000


     In the example above, the total payment at maturity per note will equal $1,400, which is the sum of the minimum payment amount of $950 and a supplemental redemption amount of $450. The examples of the hypothetical supplemental redemption amounts and payouts at maturity provided in the table below assume a hypothetical initial index value of 1000 and are intended to illustrate the effect of the minimum payment amount and the participation rate on each $1,000 principal amount of notes for the specified final index values, however they do not cover the complete range of possible payouts at maturity.


------------------------------------------------------------------------------------------------
                                          Minimum   Supplemental
  Percent Return of                       Payment    Redemption    Payment at   Percent Return
    S&P 500 Index     Final Index Value   Amount       Amount       Maturity    on $1,000 Note
------------------------------------------------------------------------------------------------

           -100.00%              0.00     $950.00        $0.00       $950.00            -5.00%
            -90.00%            100.00     $950.00        $0.00       $950.00            -5.00%
            -80.00%            200.00     $950.00        $0.00       $950.00            -5.00%
            -70.00%            300.00     $950.00        $0.00       $950.00            -5.00%
            -60.00%            400.00     $950.00        $0.00       $950.00            -5.00%
            -50.00%            500.00     $950.00        $0.00       $950.00            -5.00%
            -40.00%            600.00     $950.00        $0.00       $950.00            -5.00%
            -30.00%            700.00     $950.00        $0.00       $950.00            -5.00%
            -20.00%            800.00     $950.00        $0.00       $950.00            -5.00%
            -10.00%            900.00     $950.00        $0.00       $950.00            -5.00%
              0.00%           1000.00     $950.00        $0.00       $950.00            -5.00%
              3.00%           1030.00     $950.00       $27.00       $977.00            -2.30%
              5.56%           1055.56     $950.00       $50.00     $1,000.00             0.00%
             10.00%           1100.00     $950.00       $90.00     $1,040.00             4.00%
             20.00%           1200.00     $950.00      $180.00     $1,130.00            13.00%
             30.00%           1300.00     $950.00      $270.00     $1,220.00            22.00%
             40.00%           1400.00     $950.00      $360.00     $1,310.00            31.00%
             50.00%           1500.00     $950.00      $450.00     $1,400.00            40.00%
             60.00%           1600.00     $950.00      $540.00     $1,490.00            49.00%
             70.00%           1700.00     $950.00      $630.00     $1,580.00            58.00%
             80.00%           1800.00     $950.00      $720.00     $1,670.00            67.00%
             90.00%           1900.00     $950.00      $810.00     $1,760.00            76.00%
            100.00%           2000.00     $950.00      $900.00     $1,850.00            85.00%
            110.00%           2100.00     $950.00      $990.00     $1,940.00            94.00%
            120.00%           2200.00     $950.00    $1,080.00     $2,030.00           103.00%
            130.00%           2300.00     $950.00    $1,170.00     $2,120.00           112.00%
            140.00%           2400.00     $950.00    $1,260.00     $2,210.00           121.00%
            150.00%           2500.00     $950.00    $1,350.00     $2,300.00           130.00%
            160.00%           2600.00     $950.00    $1,440.00     $2,390.00           139.00%
            170.00%           2700.00     $950.00    $1,530.00     $2,480.00           148.00%
            180.00%           2800.00     $950.00    $1,620.00     $2,570.00           157.00%
            190.00%           2900.00     $950.00    $1,710.00     $2,660.00           166.00%
            200.00%           3000.00     $950.00    $1,800.00     $2,750.00           175.00%

     If the final index value of the S&P 500 Index does not exceed the initial index value by at least 5.56%, you will receive at maturity for each note an amount that is less than the principal amount of the notes. For example, if the return on the index over the life of the notes equals 3%, you will receive at maturity a payment of only $977, which is equal to a negative return of 2.3% per note. However, in all cases, you will receive for each note at maturity no less than the minimum payment amount of $950.

     You can review the historical values of S&P 500 Index for the period from January 1, 1999 through March 5, 2004 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the S&P 500 Index on historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest and do not guarantee full return of principal at maturity. Investing in the notes is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.



Unlike ordinary senior      The terms of the notes differ from those of
notes, the notes do not     ordinary debt securities in that we will not pay
pay interest                interest on the notes. Because the supplemental
                            redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes and will not compensate you for the effects of inflation and other factors relating to the value of money over time.

The notes may pay less      We do not guarantee full return of principal at
than the principal amount   maturity. If the supplemental redemption amount due
at maturity                 at maturity is equal to zero, you will receive at
                            maturity for each $1,000 principal amount of notes that you hold only the minimum payment amount of $950. If the final index value does not exceed the value of the S&P 500 Index on March 5, 2004, the day we offered the notes for initial sale to the public, by at least 5.56%, you will receive less than the $1,000 principal amount and issue price per note.

The notes will not be       The notes will not be listed on any organized
listed                      securities exchange. There may be little or no
                            secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so.

Market price of the notes   Several factors, many of which are beyond our
influenced by many          control, will influence the value of the notes,
unpredictable factors       including:

                            o the value of the S&P 500 Index at any time, and in particular, on the determination date

                            o      interest and yield rates in the market

                            o      geopolitical conditions and economic,
                                   financial, political and regulatory or
                                   judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and that may affect the final index value

                            o the time remaining to the maturity of the notes

                            o the dividend rate on the stocks underlying the S&P 500 Index

                            o      our creditworthiness

                            Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the S&P 500 Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                            You cannot predict the future performance of the S&P 500 Index based on its historical performance. We cannot guarantee that the final index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the minimum payment amount of the notes.

Investing in the notes is   Investing in the notes is not equivalent to
not equivalent to           investing in the S&P 500 Index or its component
investing in the S&P 500    stocks. The payout you receive at maturity on the
Index                       notes will be limited by the participation rate. In
                            addition, the payout you receive at maturity is further limited because the total payment at maturity per note is based on the sum of the minimum payment amount of $950 and the supplemental redemption amount, rather than the sum of the principal amount of $1,000 and the supplemental redemption amount.

Adjustments to the S&P      Standard & Poor's Corporation, or S&P(R), is
500 Index could adversely   responsible for calculating and maintaining the S&P
affect the value of the     500 Index. S&P can add, delete or substitute the
Notes                       stocks underlying the S&P 500 Index or make other
                            methodological changes that could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index.
                            Any of these actions could adversely affect the value of the notes.

                            S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices at maturity of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no shareholder     As an investor in the notes, you will not have
                            voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests  Because the calculation agent, MS & Co., is our
of the calculation agent    affiliate, the economic interests of the calculation
and its affiliates may      agent and its affiliates may be adverse to your
affect determinations       interests as an investor in the notes. As
                            calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market
                            Disruption Event" and "--Discontinuance of the S&P
                            500 Index; Alteration of Method of Calculation."

Hedging and trading         MS & Co. and other affiliates of ours have carried
activity by the             out, and will continue to carry out, hedging
calculation agent and its   activities related to the notes (and possibly to
affiliates could            other instruments linked to the S&P 500 Index or its
potentially adversely       component stocks), including trading in the stocks
affect the value of the     underlying the S&P 500 Index as well as in other
S&P 500 Index               instruments related to the S&P 500 Index. MS & Co.
                            and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value and, therefore, the value at which the S&P 500 Index must close on the determination date before you receive a payment at maturity that exceeds the minimum payment amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the S&P 500 Index on the determination date and, accordingly, the amount of cash you will receive at maturity.

We intend to treat the      You should also consider the tax consequences of
notes as contingent         investing in the notes. We intend to treat the notes
payment debt instruments    as "contingent payment debt instruments" for U.S.
for U.S. federal income     federal income tax purposes, as described in the
tax purposes                section of this pricing supplement called
                            "Description of Notes--United States Federal Income
                            Taxation." Under this treatment, if you are a U.S.
                            taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may disagree with the tax treatment described in this pricing supplement.
                            Please read carefully the section of this pricing supplement called "Description of Notes--United
                            States Federal Income Taxation" and the sections called "United States Federal Taxation--Notes--Notes
                            Linked to Commodity Prices, Single Securities,
                            Baskets of Securities or Indices" and "United States
                            Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                            If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                            You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Equity Linked Notes Due March 31, 2009 Based on the Value of the S&P 500 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
  Amount................    $14,375,000

Original Issue Date
  (Settlement Date).....    March 10, 2004

Maturity Date...........    March 31, 2009, subject to extension in accordance
                            with the following paragraph in the event of a Market Disruption Event on the Determination Date for calculating the Final Index Value.

                            If, due to a Market Disruption Event or otherwise, the Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that Determination Date as postponed. See "--Determination Date" below.

Specified Currency......    U.S. Dollars

CUSIP Number............    61746SAA7

Minimum Denominations...    $1,000

Issue Price.............    $1,000 (100%)

Interest Rate...........    None

Maturity Redemption
  Amount................    At maturity, upon delivery of the Notes to the
                            Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any. See
                            "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                            We shall, or shall cause the Calculation Agent to
                            (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Minimum Payment Amount..    $950

Supplemental Redemption
  Amount................    The Supplemental Redemption Amount will equal to the
                            product of (i) $1,000 times (ii) the S&P 500 Index
                            Percent Change times (iii) the Participation Rate;
                            provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

S&P 500 Index Percent
  Change................    The S&P 500 Index Percent Change is a fraction, the
                            numerator of which will be the Final Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The S&P 500
                            Index Percent Change is described by the following formula:


                                 Final Index Value - Initial Index Value
                                -----------------------------------------
                                            Initial Index Value

Participation Rate......    90%

Initial Index Value.....    1156.86, the Index Closing Value on March 5, 2004,
                            the day we offered the Notes for initial sale to the public.

Final Index Value.......    The Index Closing Value of the S&P 500 Index on the
                            Determination Date.

Index Closing Value.....    The Index Closing Value on any Trading Day will
                            equal the closing value of the S&P 500 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of
                            Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500
                            Index; Alteration of Method of Calculation."

Determination Date......    The Determination Date will be the second scheduled
                            Trading Day prior to the Maturity Date, subject to adjustment for Market Disruption Events as described in the following paragraph.

                            If there is a Market Disruption Event on the scheduled Determination Date, the Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.............    A day, as determined by the Calculation Agent, on
                            which trading is generally conducted on the New York
                            Stock Exchange, Inc. ("NYSE"), the American Stock
                            Exchange LLC (the "AMEX"), the Nasdaq National
                            Market, the Chicago Mercantile Exchange and the
                            Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
  Certificated Note.....    Book Entry.  The Notes will be issued in the form of
                            one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.
                            In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                            Securities--Global Securities--Registered Global
                            Securities" in the accompanying prospectus.

Senior Note or
  Subordinated Note.....    Senior

Trustee.................    JPMorgan Chase Bank (formerly known as The Chase
                            Manhattan Bank)

Agent...................    Morgan Stanley & Co. Incorporated and its successors
                            ("MS & Co.")

Market Disruption
  Event.................    "Market Disruption Event" means, with respect to the
                            S&P 500 Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant
                            Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one- half hour preceding the close of the principal trading session on such Relevant
                            Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on the primary securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor
                            Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                            For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

                            For purposes of determining whether a Market
                            Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or
                            (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and
                            (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.......    "Relevant Exchange" means the primary exchange or
                            market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange
  Calculation in Case of
  an Event of Default ..    In case an event of default with respect to the
                            Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the "Acceleration
                            Amount") will be equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value on the date of such acceleration were the Final Index
                            Value.

                            If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.......    MS & Co.

                            All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                            All calculations with respect to the Final Index Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g.,

                            .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                            Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Index Value, the S&P 500 Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index.......    We have derived all information contained in this
                            pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                            The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                            The S&P 500 Index is calculated using a
                            base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                            An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                            The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                            Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                            To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                            The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                                  Divisor
                                   Type of                                       Adjustment
                               Corporate Action          Adjustment Factor        Required
                            ----------------------  ----------------------------  ----------
                            Stock split             Shares Outstanding                No
                              (i.e., 2-for-1)       multiplied by 2; Stock Price
                                                    divided by 2

                            Share issuance          Shares Outstanding plus          Yes
                              (i.e., change >= 5%)  newly issued Shares

                                                                                  Divisor
                                   Type of                                       Adjustment
                               Corporate Action          Adjustment Factor        Required
                            ----------------------  ----------------------------  ----------
                            Share repurchase        Shares Outstanding minus         Yes
                              (i.e., change >= 5%)  Repurchased Shares

                            Special cash            Share Price minus Special        Yes
                              dividends             Dividend

                            Company change          Add new company Market           Yes
                                                    Value minus old company
                                                    Market Value

                            Rights offering         Price of parent company          Yes
                                                    minus

                                                     Price of Rights
                                                    (---------------)
                                                       Right Ratio

                            Spin-Off                Price of parent company          Yes
                                                    minus

                                                     Price of Spinoff Co.
                                                    (--------------------)
                                                     Share Exchange Ratio


                            Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                            Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                            Post-Event Aggregate Market Value
                            --------------------------------- = Pre-Event Index Value
                                        New Divisor

                                          Post-Event Aggregate Market Value
                            New Divisor = ---------------------------------
                                               Pre-Event Index Value

                            A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the
  S&P 500 Index;
  Alteration of Method
  of Calculation........    If S&P discontinues publication of the S&P 500 Index
                            and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation
                            Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor
                            Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                            Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                            If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the Determination Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                            If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..    The following table sets forth the high and low
                            Index Closing Values, as well as end-of-quarter
                            Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 1999 through March 5, 2004. The Index Closing Value on March 5,
                            2004 was 1156.86. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P
                            500 Index on the Determination Date. We cannot give you any assurance that the value of the S&P 500
                            Index on the Determination Date will be higher than the Initial Index Value so that you will receive a payment in excess of the Minimum Payment Amount or the $1,000 principal amount per Note at maturity.



                                                    High      Low    Period End
                                                   -------  -------  ----------
                            1999
                            First Quarter....      1316.55  1212.19   1286.37
                            Second Quarter...      1372.71  1281.41   1372.71
                            Third Quarter....      1418.78  1268.37   1282.71
                            Fourth Quarter...      1469.25  1247.41   1469.25
                            2000
                            First Quarter....      1527.46  1333.36   1498.58
                            Second Quarter...      1516.35  1356.56   1454.60
                            Third Quarter....      1520.77  1419.89   1436.51
                            Fourth Quarter...      1436.28  1264.74   1320.28
                            2001
                            First Quarter....      1373.73  1117.58   1160.33
                            Second Quarter ..      1312.83  1103.25   1224.42
                            Third Quarter....      1236.72   965.80   1040.94
                            Fourth Quarter...      1170.35  1038.55   1148.08
                            2002
                            First Quarter....      1172.51  1080.17   1147.39
                            Second Quarter ..      1146.54   973.53    989.82
                            Third Quarter....       989.03   797.70    815.28
                            Fourth Quarter...       938.87   776.76    879.82
                            2003
                            First Quarter....       931.66   800.73    848.18
                            Second Quarter...      1011.66   858.48    974.50
                            Third Quarter....      1039.58   965.46    995.97
                            Fourth Quarter...      1111.92  1018.22   1111.92
                            2004
                             First Quarter
                               (through
                                March 5,
                                2004)........      1157.76  1108.48   1156.86

Use of Proceeds and
  Hedging...............    The net proceeds we receive from the sale of the
                            Notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                            On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in futures contracts on the S&P 500 Index. Such purchase activity could have potentially increased the value of the S&P 500 Index, and therefore increased the level of the S&P 500 Index that must prevail on the Determination Date in order for you to receive at maturity a payment that exceeds the Minimum Payment Amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution..........    Under the terms and subject to the conditions
                            contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The
                            Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The
                            Agent may allow a concession not in excess of 2.00% of the principal amount of the Notes to other dealers, which may include Morgan Stanley & Co.
                            International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on March 10, 2004. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                            In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                            General

                            No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                            The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                            Brazil

                            The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                            Chile

                            The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                            Hong Kong

                            The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                            Mexico

                            The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                            Singapore

                            This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement
  between Standard &
  Poor's Corporation and
  Morgan Stanley........    S&P and Morgan Stanley have entered into a
                            non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                            The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                            The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Note are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                            S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                            "Standard & Poor's(R)," "S&P(R)," "S&P 500(R),"
                            "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for
  Pension Plans and
  Insurance Companies...    Each fiduciary of a pension, profit-sharing or other
                            employee benefit plan subject to the Employee
                            Retirement Income Security Act of 1974, as amended
                            ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                            In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                            Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                            The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                            Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or
                            84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or
                            Section 4975 of the Code.

                            Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or
                            84-14.

                            Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Notes.

                            Purchasers of the Notes have exclusive
                            responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal
  Income Taxation.......    The following summary is based on the advice of
                            Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S.
                            federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                o       certain financial institutions;
                                o       tax-exempt organizations;
                                o       dealers and certain traders in
                                        securities or foreign currencies;
                                o investors holding a Note as part of a hedging transaction, straddle, conversion or other integrated transaction;
                                o U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
                                o       partnerships;
                                o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and
                                o       Non-U.S. Holders who are individuals
                                        having a "tax home" (as defined in
                                        Section 911(d)(3) of the Code) in the
                                        United States.

                            General

                            We intend to treat the Notes for all tax purposes as "contingent payment debt instruments." Our treatment of the Notes as contingent payment debt instruments will be binding on investors in the Notes, unless an investor timely and explicitly discloses to the IRS that its treatment is different from ours. The treatment of the Notes as contingent payment debt instruments, however, is not binding on the IRS or the courts. If the IRS were successful in asserting an alternative characterization for the Notes, the timing and character of the income or loss with respect to the Notes may differ. Unless otherwise stated, the following discussion is based on the treatment of the Notes as contingent payment debt instruments.

                            If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                            U.S. Holders

                            This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                            o      a citizen or resident of the United States;
                            o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or
                            o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                            We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                            In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                            The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 3.74% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,204.2535 due at maturity.

                            The following table states the amount of OID that will be deemed to have accrued with respect to a Note during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                           TOTAL OID
                                                              OID          DEEMED TO
                                                           DEEMED TO      HAVE ACCRUED
                                                             ACCRUE       FROM ORIGINAL
                                                             DURING      ISSUE DATE (PER
                                                             ACCRUAL     NOTE) AS OF END
                                                           PERIOD (PER     OF ACCRUAL
                                   ACCRUAL PERIOD            NOTE)           PERIOD
                                   --------------          -----------   ---------------
                             Original Issue Date through
                               December 31, 2004..........  $ 30.1278      $  30.1278
                             January 1, 2005 through
                               December 31, 2005..........  $ 38.5268      $  68.6546
                             January 1, 2006 through
                               December 31, 2006..........  $ 39.9677      $ 108.6223
                             January 1, 2007 through
                               December 31, 2007..........  $ 41.4625      $ 150.0848
                             January 1, 2008 through
                               December 31, 2008..........  $ 43.0132      $ 193.0980
                             January 1, 2009 through
                               March 31, 2009.............  $ 11.1555      $ 204.2535

                            The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                            Non-U.S. Holders

                            This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                            o      a nonresident alien individual;
                            o      a foreign corporation; or
                            o      a foreign trust or estate.

                            Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                            o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in
                                   Section 881(c)(3)(A) of the Code;
                            o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                            Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements.

                            Estate Tax. Subject to benefits provided by an applicable estate tax treaty and assuming that the Notes are treated as debt instruments for U.S. federal estate tax purposes, a Note held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the Notes would have been:

                            o subject to U.S. federal withholding tax without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                            o effectively connected to the conduct by the holder of a trade or business in the United States.

                            If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                            Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non- U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.